Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REAFFIRMS FOURTH-QUARTER GUIDANCE;
EARNINGS RELEASE DELAYED

— Earnings are expected to meet previously announced guidance excluding non-cash items —

WARREN, Ohio – January 25, 2005 – Stoneridge, Inc. (NYSE: SRI) announced today that its fourth-quarter 2004 net income is expected to be within the Company’s previously announced range of $0.12 to $0.22 per diluted share, excluding the impact of certain non-cash items including the pre-tax charge of $175.0 to $195.0 million for the impairment of goodwill, which was previously announced on January 5, 2005. Including the goodwill impairment charge, the Company will report a loss for the fourth quarter and full year 2004. Fourth-quarter sales were approximately $163 million compared with $151.2 million for the fourth quarter of 2003.

The Company has rescheduled its fourth-quarter earnings conference call to February 8, 2005 at 11 a.m. EST. The Company will issue a separate release in the near future with call-in information for the conference call. The delay results from the Company’s need for additional time to finalize the goodwill impairment charge and related matters.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Sales in 2004 were approximately $682 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium- and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Joseph M. Mallak
Vice President and CFO
330/856-2443